CURTISS-WRIGHT CORPORATION
SAVINGS AND INVESTMENT PLAN
As Amended and Restated effective January 1, 2010
FIFTH INSTRUMENT OF AMENDMENT
Recitals:

1.
Curtiss-Wright Corporation (the “Company”) has heretofore adopted the Curtiss‑Wright Corporation Savings and Investment Plan (the “Plan”) and has caused the Plan to be amended and restated in its entirety effective as of January 1, 2010.

2.
Subsequent to the most recent amendment and restatement of the Plan, the Company has decided to amend the Plan for the following reasons (capitalized terms used but not defined herein are as defined in the Plan):

a.
To provide that any employee of AP Services, LLC (“AP”) who became an Employee under the Plan as of November 5, 2012, and any other eligible Employee who is employed by the Company on or before December 31, 2012, at the operations and facilities that were acquired by the Company from AP, will be eligible to enroll in the Plan on the first day of any payroll period beginning on or after January 1, 2013, and will be covered by the Plan’s Automatic Contribution Arrangement;

b.
To provide that any Employees who were acquired from AP will receive eligibility and vesting credit under the Plan for their prior service with AP, based on their most recent date of hire with AP prior to November 5, 2012;

c.	To provide for the merger of the AP Services, LLC Employees Profit Sharing Plan into the Plan effective on or about July 1, 2013;

d.
To provide that any employee of Cimarron Energy Inc. (“Cimarron”) who became an Employee under the Plan as of November 26, 2012, and any other eligible Employee who is employed by the Company on or before March 31, 2013, at the operations and facilities that were acquired by the Company from Cimarron (“Cimarron Employees”), will be eligible to enroll in the Plan on the first day of any payroll period beginning on or after April 1, 2013, and will not be covered by the Plan’s Automatic Contribution Arrangement;

e.
To provide that Cimarron Employees will be eligible to receive discretionary Matching Contributions not exceeding 100% of the first 2% of the Cimarron Employee’s Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After‑Tax Contributions under the Plan, which Matching Contributions will be subject to a five-year graded vesting schedule (20% per year of Vesting Service) but with 100% vesting if their employment terminates due to death or Disability or after they attain age 65;

f.
To provide that any Employees who were acquired from Cimarron will receive eligibility and vesting credit under the Plan for their prior service with Cimarron, based on their most recent date of hire with Cimarron prior to November 26, 2012;

g.	To provide for the merger of the Cimarron Energy Inc. Retirement Savings Plan into the Plan effective on or about October 1, 2013; and

h.	To provide that hardship withdrawals on or after May 6, 2013, will be permitted only if Members satisfy certain “safe harbor” criteria established by the Internal Revenue Service.

3.	Section 12.01(a) of the Plan permits the Company to amend the Plan at any time and from time to time.

4.	Section 12.01(b) authorizes the Administrative Committee to adopt Plan amendments on behalf of the Company under certain circumstances.

5.	Certain of the Plan amendments described herein shall be subject to approval by the Board of Directors.
Amendments to the Plan:

1.	Effective January 1, 2013, the first paragraph of the Preamble is amended by adding a new sentence at the end thereof to read as follows:
The Plan is also a continuation of certain other plans which have been merged with and into the Plan from time to time.

2.	Effective April 1, 2013, Section 1.32 is amended in its entirety to read as follows:

1.32
“Matching Contributions” means (a) amounts contributed pursuant to Section 3.07(a) prior to September 1, 1994, at which time such Matching Contributions ceased, and (b) Employer contributions described in Appendix A that constitute matching contributions within the meaning of Code Section 401(m)(4) and Treasury regulations thereunder. The term “Matching Contributions” shall also refer to amounts transferred to the Plan in a transaction described in Section 12.02 that had been accounted for as matching contributions under the terms of the transferor plan.

3.	Effective January 1, 2013, Section 1.37 is amended by adding a new sentence at the end thereof to read as follows:
The Plan is also a continuation of certain other plans which have been merged with and into the Plan from time to time.

4.	Effective January 1, 2013, Section 2.01(b) is amended in its entirety to read as follows:

(b)
Employees who were formerly employed by entities that were acquired, or are employed at any operations or facilities that were acquired, by the Employer shall be eligible to participate in the Plan from the date of such acquisition except as otherwise may be provided in Appendix A, and shall be subject to the special eligibility rules (if any) set forth in Appendix A with respect to such Employees.

5.	Effective April 1, 2013, Section 2.06(c) is amended by adding a new subparagraph (iii) at the end thereof to read as follows:

(iii)
Notwithstanding any provision of the Plan to the contrary, no Employee employed by an Employer at the operations and facilities that were acquired by Curtiss‑Wright Corporation in its acquisition of Cimarron Energy Inc. shall be eligible to become a Covered Member.

6.	Effective April 1, 2013, Section 3.07 is amended in its entirety to read as follows:

3.07	Employer Matching Contributions

(a)
The Employer contributed, until August 31, 1994, on behalf of each of its Members who elected to make After-Tax Contributions, Matching Contributions in an amount equal to 50% of the first 6% of the After‑Tax Contributions made by the Member to the Plan during each payroll period.

(b)	From and after September 1, 1994, no Matching Contributions shall be made to the Plan except as otherwise specified in Appendix A.

7.	Effective April 1, 2013, Section 3.11 is amended by adding a new subsection (d) at the end thereof to read as follows:

(d)
Notwithstanding the provisions of Article 6, if any Deferred Cash Contributions (including Roth Deferred Cash Contributions) are distributed to a Highly Compensated Employee pursuant to this Section 3.11, any Matching Contributions which were credited to such Member’s Employer Account in accordance with Section 3.07 as a result of such Deferred Cash Contributions (including Roth Deferred Cash Contributions) having been contributed to the Plan shall be forfeited immediately and applied to reduce Employer contributions or to pay the expenses of the Plan not paid directly by the Employer.

8.	Effective April 1, 2013, the third paragraph of Section 3.12 is amended in its entirety to read as follows:
The Administrative Committee may implement rules limiting the After-Tax Contributions and/or Matching Contributions which may be made by or on behalf of some or all Highly Compensated Employees so that this limitation is satisfied. If the Administrative Committee determines that the limitation under this Section 3.12 has been exceeded in any Plan Year, the following provisions shall apply:

(a)
The actual contribution ratio of the Highly Compensated Employee with the highest actual contribution ratio shall be reduced to the extent necessary to meet the test or to cause such ratio to equal the actual contribution ratio of the Highly Compensated Employee with the next highest actual contribution ratio. This process will be repeated until the actual contribution percentage test is passed. Each ratio shall be rounded to the nearest one one‑hundredth of one percent (0.01%) of a Member’s Statutory Compensation. The amount of After-Tax Contributions and Matching Contributions, if any, made by or on behalf of each Highly Compensated Employee in excess of the amount permitted under his revised actual contribution ratio shall be added together. This total dollar amount of excess contributions (“excess aggregate contributions”) shall then be allocated to some or all Highly Compensated Employees in accordance with the provisions of paragraph (b) below.

(b)
The After-Tax Contributions and Matching Contributions, if any, of the Highly Compensated Employee with the highest dollar amount of such contributions shall be reduced by the lesser of (i) the amount required to cause that Employee’s After-Tax Contributions and Matching Contributions, if any, to equal the dollar amount of such contributions of the Highly Compensated Employee with the next highest dollar amount of such contributions, or (ii) an amount equal to the total excess aggregate contributions. This procedure is repeated until all excess aggregate contributions are allocated. The amount of excess aggregate contributions allocated to each Highly Compensated Employee, together with Earnings thereon, shall be distributed to the Member. A Highly Compensated Employee who has had the total of his After-Tax Contributions and Matching Contributions, if any, reduced in accordance with this Section 3.12 shall have the amount of such reduction applied first to his After-Tax Contributions for the Plan Year and then, to the extent necessary, to his Matching Contributions for the Plan Year.

(c)
Any payment of excess aggregate contributions shall be made before the close of the Plan Year following the Plan Year for which the excess aggregate contributions were made, and, to the extent practicable, any payment shall be made within 2½ months after the close of the Plan Year in which the excess aggregate contributions were made.

(d)
Notwithstanding the provisions of Article 6, if any After-Tax Contributions are distributed to a Highly Compensated Employee pursuant to this Section 3.12, any Matching Contributions which were credited to such Member’s Employer Account in accordance with Section 3.07 as a result of such After‑Tax Contributions having been contributed to the Plan shall be forfeited immediately and applied to reduce Employer contributions or to pay the expenses of the Plan not paid directly by the Employer.

9.	Effective January 1, 2013, Section 6.02 is amended in its entirety to read as follows:
6.02    Employer Account

(a)
(i)    As of December 31 of each year prior to January 1, 1995 a Member shall become vested with respect to 25% of the value of the total Matching Contributions made in his behalf for that portion of the year. As of each succeeding December 31, prior to January 1, 1998 such Member shall become vested with respect to an additional 25% of the value of such Matching Contributions until, on December 31 of the third calendar year following the year for which the Matching Contributions were made, such Member shall become vested in 100% of the value of such Matching Contributions made on his behalf.

(ii)
Notwithstanding the provisions of subsection (a)(i) above, a Member shall be 100% vested in, and have a nonforfeitable right to, such Matching Contributions upon death (including death while performing qualified military service, pursuant to the Heroes Earnings Assistance and Relief Tax Act of 2008), Disability, or the attainment of his 65th birthday.

(b)
The extent to which a Member who was formerly employed by an entity that was acquired by the Employer, or who is employed by the Employer at the operations and facilities that were acquired by the Employer from another entity, shall become vested with respect to the value of Matching Contributions, if any, made in his behalf that are described in Appendix A shall be determined in accordance with the applicable provisions of Appendix A.

(c)
For purposes of this Section 6.02, the “value” of Matching Contributions shall mean the amount of Matching Contributions adjusted for an allocable share of earnings, losses, and expenses in accordance with Section 5.01(a)(iv), as of each December 31.

10.	Effective May 6, 2013, Section 7.04 is amended in its entirety to read as follows:
7.04    Hardship Withdrawal

(a)
A Member who has withdrawn the total amount available for withdrawal under the preceding Sections of this Article may, subject to Section 7.05, elect to withdraw not more than once in a Plan Year all or part of the Deferred Cash Contributions (including Catch-Up Contributions, Roth Deferred Cash Contributions and Roth Catch-Up Contributions) made on his behalf to his Deferred Account (his Catch‑Up Account, his Roth Deferred Cash Contribution Account and his Roth Catch-Up Account) upon furnishing proof of “Hardship” satisfactory to the Administrative Committee or its designee in accordance with the provisions of paragraphs (b) and (c) below.

(b)	As a condition for Hardship, there must exist with respect to the Member an immediate and heavy financial need to draw upon his Accounts.

(i)	Such immediate and heavy financial need shall exist only if the requested withdrawal is on account of any of the following:

(A)
expenses for (or necessary to obtain) medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5 percent of adjusted gross income);

(B)	costs directly related to the purchase of a principal residence of the Member (excluding mortgage payments);

(C)
payment of tuition and related educational fees, and room and board expenses, for the next 12 months of post-secondary education of the Member, his spouse, children, or dependents (as defined in Section 152 of the Code and determined without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) of the Code);

(D)	payment of amounts necessary to prevent eviction of the Member from his principal residence or to avoid foreclosure on the mortgage of his principal residence;

(E)
payments for burial or funeral expenses for the Member’s deceased parent, spouse, children, or dependents (as defined in Section 152 of the Code and without regard to Section 152(d)(1)(B) of the Code); or

(F)
expenses for the repair of damages to the Member’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10 percent of the Member’s adjusted gross income).

(ii)
The amount of withdrawal may not be in excess of the amount of the immediate and heavy financial need of the Member, including any amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution.

(iii)
The Member shall furnish to the Administrative Committee or its designee such supporting documents as the Administrative Committee or its designee may request in accordance with uniform and nondiscriminatory rules prescribed by the Administrative Committee or its designee.

(c)
As a condition for Hardship, the Member must demonstrate that the requested withdrawal is necessary to satisfy the financial need described in paragraph (b) above. To demonstrate such necessity, the Member must comply with the following requirements:

(i)
The Member must request, on such form as the Administrative Committee or its designee shall prescribe, that the Administrative Committee or its designee make its determination of the necessity for the withdrawal solely on the basis of his application. In that event, the Administrative Committee or its designee shall make such determination, provided all of the following requirements are met:

(A)
the Member has obtained all distributions, other than distributions available only on account of hardship, and all nontaxable loans currently available under all plans of the Employer and Affiliated Employers, provided that the Administrative Committee or its designee determines that the effect of obtaining such loan would not be to increase the amount of the financial need described in paragraph (b) above; and

(B)
the Member is prohibited from making Deferred Cash Contributions, Catch-Up Contributions, Roth Deferred Cash Contributions, Roth Catch-Up Contributions, and After-Tax Contributions to the Plan for six months, and to all other plans of the Employer and Affiliated Employers under the terms of such plans or by means of an otherwise legally enforceable agreement for at least six months, after receipt of the distribution.

For purposes of clause (B), “all other plans of the Employer and Affiliated Employers” shall include stock option plans, stock purchase plans, qualified and nonqualified deferred compensation plans, and such other plans as may be designated under regulations issued under Section 401(k) of the Code, but shall not include health and welfare benefit plans or the mandatory employee contribution portion of a defined benefit plan.

11.	Effective January 1, 2013, Appendix A is amended by adding paragraph 25 to read as follows:
25.    AP Services, LLC

(a)
Each employee of AP Services, LLC (“AP”) who became an Employee as of November 5, 2012, and any other eligible Employee who is thereafter employed by the Employer on or before December 31, 2012, at the operations and facilities that were acquired by the Employer from AP, shall be eligible to become a Member on any Enrollment Date on or after January 1, 2013, and shall be subject to the provisions of Section 2.06(a) as of such date (such employees are hereinafter referred to as “AP Employees”). Each AP Employee shall remain eligible so long as he continues to satisfy the eligibility requirements. Each other eligible Employee who is not employed by the Employer until on or after January 1, 2013, at the operations and facilities that were acquired by the Employer from AP shall be eligible to become a Member and shall remain eligible in accordance with the Plan’s eligibility requirements.

(b)
For purposes of determining Years of Eligibility Service and Vesting Service with respect to any AP Employee who became an Employee on November 5, 2012, whose immediate prior service was with AP or an affiliate thereof, and who was employed by such entity at such acquisition date, service shall commence with his or her most recent date of hire with such entity immediately prior to such acquisition date.

12.	Effective April 1, 2013, Appendix A is amended by adding paragraph 26 to read as follows:
26.    Cimarron Energy Inc.

(a)
Each employee of Cimarron Energy Inc. (“Cimarron”) who became an Employee as of November 26, 2012, and any other eligible Employee who is thereafter employed by the Employer on or before March 31, 2013, at the operations and facilities that were acquired by the Employer from Cimarron, shall be eligible to become a Member on any Enrollment Date on or after April 1, 2013 (such employees are hereinafter referred to as “Cimarron Employees”). Each Cimarron Employee shall remain eligible so long as he continues to satisfy the eligibility requirements. Each other eligible Employee who is not employed by the Employer until on or after April 1, 2013, at the operations and facilities that were acquired by the Employer from Cimarron shall be eligible to become a Member and shall remain eligible in accordance with the Plan’s eligibility requirements.

(b)
For purposes of determining Years of Eligibility Service and Vesting Service with respect to any Cimarron Employee who became an Employee on November 26, 2012, whose immediate prior service was with Cimarron or an affiliate thereof, and who was employed by such entity at such acquisition date, service shall commence with his or her most recent date of hire with such entity immediately prior to such acquisition date.

(c)
The Employer may make special contributions to the Plan on account of a Plan Year commencing on or after January 1, 2013, in an amount to be determined by the Employer, on behalf of each Member who is a Cimarron Employee and who has made Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After‑Tax Contributions during that Plan Year (the “Discretionary Match Contribution”). The Discretionary Match Contribution shall not exceed 100% of the first 2% of the Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After‑Tax Contributions made by the Member during each payroll period in that Plan Year. The Discretionary Match Contribution, if any, shall be paid to the Trustee as and when determined by the Employer, but no later than the time (including extensions) prescribed by law for the filing of the Employer’s Federal income tax return for the year for which the contributions are made.

(d)
The Discretionary Match Contribution, if any, for a particular Plan Year shall be a specified percentage (as determined by the Employer) of the Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After‑Tax Contributions made by or on behalf of each eligible Cimarron Employee pursuant to Sections 3.01, 3.02, 3.04, and/or 3.05 during each payroll period in that Plan Year. Notwithstanding the foregoing, any Discretionary Match Contribution made for the period April 1, 2013, through December 31, 2013, shall be based solely on the Member’s Deferred Cash Contributions, Roth Deferred Cash Contributions, and/or After‑Tax Contributions made during that period. Discretionary Match Contributions, if any, shall first be made with respect to Deferred Cash Contributions, and Roth Deferred Cash Contributions, then with respect to After-Tax Contributions.

(e)
The Administrative Committee shall establish such separate subaccounts within the Employer Account as may be necessary to properly account for the Discretionary Match Contribution (the “Cimarron Match Subaccounts”).

(f)	(i) Subject to subparagraph (f)(ii) below, a Cimarron Employee will become vested in amounts credited to his Cimarron Match Subaccount in accordance with the following schedule:
Years of Vesting Service    Vested Percentage
Less than 1    0%
1 but less than 2    20%
2 but less than 3    40%
3 but less than 4    60%
4 but less than 5    80%
5 or more    100%

(ii)	For purposes of this paragraph 26, an Employee shall be credited with a year of Vesting Service for each Plan Year in which the Employee completes at least 1,000 Hours of Service.

(iii)
Notwithstanding subparagraph (i) above, a Cimarron Employee shall become fully vested (if not otherwise) in his Cimarron Match Subaccount upon (A) his death while employed by the Employer or an Affiliated Employer (including death while performing qualified military service, pursuant to the Heroes Earnings Assistance and Relief Tax Act of 2008); (B) his Disability, or (C) his attainment of age 65 while employed by the Employer or an Affiliated Employer.

(g)	The Discretionary Match Contribution shall be included in performing the contribution percentage test under Section 3.12 in accordance with applicable law.

(h)
The Administrative Committee shall adopt such rules of administration uniformly applicable to all employees similarly situated as it deems necessary to administer the provisions of this paragraph 26 in accordance with applicable law.

13.
The AP Services, LLC Employees Profit Sharing Plan (the “AP Plan”) shall be and hereby is merged with and into the Plan effective on or about July 1, 2013, with the surviving plan being the Plan. Accounts transferred to the Plan from the AP Plan shall initially be invested in the Investment Fund designated by the Administrative Committee, which shall be the Fidelity Freedom Fund selected on the basis of the Member’s age. Any Member may thereafter change the investment of his Accounts, including the transferred amounts, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

14.
The Cimarron Energy Inc. Retirement Savings Plan (the “Cimarron Plan”) shall be and hereby is merged with and into the Plan effective on or about October 1, 2013, with the surviving plan being the Plan. Accounts transferred to the Plan from the Cimarron Plan shall initially be invested in the Investment Fund designated by the Administrative Committee, which shall be the Fidelity Freedom Fund selected on the basis of the Member’s age. Any Member may thereafter change the investment of his Accounts, including the transferred amounts, in accordance with the Plan’s provisions relating to the investment of Members’ Accounts.

Except to the extent amended by this Instrument of Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, this amendment has been executed on this ____ day of __________________, 2013.

Curtiss-Wright Corporation
Administrative Committee

By:

Date: